UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2013

01-34219

(Commission File Number)

DESTINATION XL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2623104
(State of Incorporation)	(IRS Employer Identification Number)

555 Turnpike Street, Canton, Massachusetts 02021

(Address of registrant’s principal executive office)

(781) 828-9300

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On August 29, 2013, Destination XL Group, Inc. (the “Company”) approved a stock trading plan adopted by David A. Levin, President and Chief Executive Officer of the Company. Mr. Levin adopted the stock trading plan in accordance with Rule 10b5–1 promulgated under the Securities Exchange Act of 1934, as amended.

Under Rule 10b5–1, directors, officers and other employees of public companies who are not in possession of material non–public information may adopt a pre–arranged plan or contract providing for the sale of their company’s securities under specified conditions and at specified times. Under 10b5–1 plans, individuals may gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess material non–public information.

Transactions under Mr. Levin’s plan (the “Plan”) will not commence before September 4, 2013. The Plan will expire on February 28, 2014. As previously disclosed, Mr. Levin was recently awarded options and restricted shares (the “Awards”) pursuant to the Company’s 2013-2016 Long-Term Incentive Plan. None of the Awards is subject to the Plan and, accordingly, will not be sold under the Plan. As a way to diversify Mr. Levin’s asset holdings, the Plan will involve a maximum of 225,000 shares already owned by Mr. Levin. The Plan focuses on sales of shares based on stock price increases as the Company transitions from Casual Male XL to the DXL concept. Shares will be sold in the open market at prevailing market prices and subject to minimum price thresholds specified in the Plan. The Plan was adopted and approved during the Company’s open window for insider transactions.

Transactions under the Plan will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DESTINATION XL GROUP, INC.

By:	/s/ Robert S. Molloy

Name:	Robert S. Molloy
Title:	Senior Vice President and General Counsel

Date: August 30, 2013